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                                 EXHIBIT 99.2
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                               BEC GROUP, INC.
                          555 THEODORE FREMD AVENUE
                                 SUITE B-302
                             RYE, NEW YORK  10580
                             TEL: (914) 967-9400
                            FAX: (914) 967-9405/7
                             E-MAIL: BECGroup.com





MARTIN E. FRANKLIN
CHAIRMAN OF THE BOARD





    May 30, 1996

    Mr. Henry Baumgartner
    ILC Technology, Inc.
    President and Chief Executive Officer
    399 Java Drive
    Sunnyvale, CA  94089

    Mr. Wirt D. Walker, III
    Chairman, ILC Technology, Inc.
    c/o 2600 Virginia Avenue, N.W.
    Suite 900
    Washington, DC  20037

    Dear Henry & Wirt:

    I received your letter dated May 23, 1996 and was obiously disappointed that we were unable to agree a transaction before our discussions became public information. We were left with no choice but to make our offer public as not only has ILC's stock moved up from the $9-10 range when we started discussions, but on the day after you received our offer ILC stock rose over 10% on five times its normal trading volume.

    It is still very much our desire to agree a friendly, negotiation transaction as we believe that the industrial logic of a combination of our two companies really will be a win-win for our respective shareholders. However well our businesses perform as separate companies, we can undoubtedly do better combined and produce superior returns for our shareholders.





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    MR. HENRY BAUMGARTNER
    MR. WIRT D. WALKER, III
    ILC TECHNOLOGY, INC.
    PAGE 2




    We have been reviewing ways that we can help you present the offer to your shareholders to "guarantee" the $15 per share value that formed the basis for our original offer while maintaining a considerable continuing upside potential for ILC shareholders. We would be prepared to present a cash and stock offer in which ILC shareholders would receive $8 in cash and $7 in securities of BEC. This approach also has the advantage of eliminating the holding period for insiders as the transaction would no longer be treated as a pooling-of-interests.

    I look forward to having the opportunity to meet with your board again to review our latest proposal.

    Yours sincerely,


    /s/ [ILLEGIBLE]
    Martin E. Franklin


    cc: The Board of Directors
        ILC Technology, Inc.





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